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                                  EXHIBIT (12)
                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                  =============================================
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                -------------------------------------------------

Amounts in Millions
                                                                                                 Six Months Ended
                                                                Years Ended June 30                 December 31
                                                    ------------------------------------------   ----------------

                                                     1995     1996     1997     1998     1999     1998     1999
                                                    ------   ------   ------   ------   ------   ------   ------

EARNINGS AS DEFINED
-------------------
  Earnings from operations before income taxes
    after eliminating undistributed earnings
    of equity method investees                      $4,022   $4,695   $5,274   $5,704   $5,866   $3,524   $3,432

  Fixed charges, excluding capitalized interest        571      576      534      639      751      370      439
                                                    ------   ------   ------   ------   ------   ------   ------

    TOTAL EARNINGS, AS DEFINED                      $4,593   $5,271   $5,808   $6,343   $6,617   $3,894   $3,871
                                                    ======   ======   ======   ======   ======   ======   ======


FIXED CHARGES, AS DEFINED
-------------------------
  Interest expense including capitalized interest   $  511   $  493   $  457   $  548   $  650   $  323   $  325
  1/3 of rental expense                                 83       92       77       91      101       47       53
                                                    ------   ------   ------   ------   ------   ------   ------

    TOTAL FIXED CHARGES AS DEFINED                  $  594   $  585   $  534   $  639   $  751   $  370   $  378
                                                    ======   ======   ======   ======   ======   ======   ======

    RATIO OF EARNINGS TO FIXED CHARGES                 7.7      9.0     10.9      9.9      8.8     10.5     10.2
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